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                                                                    EXHIBIT 5.2



                                November 6, 1998




To the Persons Named on the Attached Annex A:


Ladies and Gentlemen:

     We have acted as counsel to First Sierra Financial, Inc. ("First Sierra") and First Sierra Receivables III, Inc. (the "Depositor"), in connection with the issuance by First Sierra Equipment Contract Trust 1998-1 (the "Trust"), a Delaware business trust established pursuant to a Trust Agreement, dated as of October 1, 1998, between the Depositor and First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), of (i) $____________ of ___% Equipment Contract Backed Notes, Class A-1 (the "Class A-1 Notes"), (ii) $____________ of ___% Equipment Contract Backed Notes, Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Class A Notes"), (iii) $____________ of ___% Equipment Contract Backed Notes, Class B-1 (the "Class B-1 Notes"); (iv) $____________ of ___% Equipment Contract Backed Notes, Class B-2 (the "Class B-2 Notes") and (v) $____________ of ___% Equipment Contract Backed Notes, Class B-3 (the "Class B-3 Notes"). The Class A Notes, the Class B-1 Notes, the Class B-2 Notes and the Class B-3 Notes are collectively referred to as the "Notes." The Class A Notes will be offered pursuant to the Prospectus Supplement dated November __, 1998 (including the Prospectus dated November __, 1998, the "Prospectus") relating to the Class A Notes.

     The Class A Notes will be sold pursuant to the Underwriting Agreement, dated November __, 1998 (the "Underwriting Agreement") among the Depositor, Wheat First Securities, Inc., doing business as First Union Capital Markets ("First Union") and Prudential Securities Incorporated ("Prudential" and, acting in such capacity together with First Union, the "Underwriters"). The Class B-1 Notes, the Class B-2 Notes and the Class B-3 Notes will be sold pursuant to a Placement Agent Agreement, dated November __, 1998 (the "Placement Agent Agreement") by and among First Sierra and First Union (in such capacity, the "Placement Agent").

     The Notes were issued pursuant to an Indenture, dated as of October 1, 1998 (the "Indenture"), among the Trust, First Sierra, as servicer, and Bankers Trust Company, as indenture trustee (the "Indenture Trustee"). Pursuant to the Indenture, the Pledged Property (as defined in the Indenture) will be pledged by the Trust to the Indenture Trustee for the benefit of the Noteholders. Capitalized terms used herein, unless



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November 6, 1998
Page 2

otherwise defined, shall have the meanings set forth in the Indenture.

     In connection with this opinion, we have examined copies of the Certificate of Incorporation and Bylaws of each of First Sierra and the Depositor, the Registration Statement on Form S-3 (File No. 333-12199), the Prospectus and the Prospectus Supplement, the Indenture, the Underwriting Agreement, the Placement Agent Agreement, the Notes, and the Trust Agreement, dated as of October 1, 1998, between the Depositor and the Owner Trustee, and originals or copies of such other corporate minutes, records, agreements and other instruments of First Sierra or the Depositor, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinion hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us.

     We do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New York.

     Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized, executed and delivered by the Trust, and when authenticated by the Indenture Trustee and issued against payment therefor pursuant to the Indenture, will be legally issued, fully paid and non-assessable and entitled to the benefits of the Indenture. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement and in the related Prospectus Supplement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

                         Very truly yours,

                         /s/ Dewey Ballantine LLP


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                                    ANNEX A

First Sierra Financial, Inc.
600 Travis Street, Suite 7050
Houston, Texas 77002

First Sierra Receivables III, Inc.
600 Travis Street, Suite 6050
Houston, Texas 77002

Bankers Trust Company
Four Albany Street, 10th Floor
New York, New York 10006

First Union Trust Company, National Association
920 King Street, First Floor
Wilmington, Delaware 19801

Wheat First Securities Inc., doing business
 as First Union Capital Markets
One First Union Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0610

Prudential Securities Incorporated
One New York Plaza
New York, New York 10292